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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                SCHEDULE 14D-9/A

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                                AMENDMENT NO. 12


                      SOLICITATION/RECOMMENDATION STATEMENT
                      PURSUANT TO SECTION 14(d)(4) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

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                         HERBALIFE INTERNATIONAL, INC.
                           (Name of Subject Company)

                         HERBALIFE INTERNATIONAL, INC.
                       (Name of Person Filing Statement)

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                 CLASS A COMMON STOCK, PAR VALUE $.01 PER SHARE
                 CLASS B COMMON STOCK, PAR VALUE $.01 PER SHARE
                         (Title of Class of Securities)

                              426908208 (CLASS A)
                              426908307 (CLASS B)
                     (CUSIP Number of Class of Securities)

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                                CHRISTOPHER PAIR
                           EXECUTIVE VICE PRESIDENT,
                     CHIEF OPERATING OFFICER AND SECRETARY
                         HERBALIFE INTERNATIONAL, INC.
                             1800 CENTURY PARK EAST
                       LOS ANGELES, CALIFORNIA 90067-1501
                                 (310) 410-9600
          (Name, Address and Telephone Number of Person Authorized to
    Receive Notice and Communications on Behalf of Person Filing Statement)

                            ------------------------

                                   COPIES TO:

            ANTHONY T. ILER, ESQ.                     JOHN M. NEWELL, ESQ.
             IRELL & MANELLA LLP                        LATHAM & WATKINS
      333 SOUTH HOPE STREET, SUITE 3300        633 WEST FIFTH STREET, SUITE 4000
        LOS ANGELES, CALIFORNIA 90071            LOS ANGELES, CALIFORNIA 90071
                (213) 620-1555                           (213) 485-1234


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     The Company hereby amends and supplements its Schedule 14D-9, filed
September 17, 1999 (as amended, the "Schedule 14D-9"), as set forth in this Amendment No. 12. Capitalized terms used but not defined herein have the meanings assigned to them in the Tender Offer Statement on Schedule 14D-1 of MH Millennium Holdings LLC and its wholly owned subsidiary MH Millennium Acquisition Corp. filed with the SEC on September 17, 1999, as amended.



ITEM 8.   ADDITIONAL INFORMATION TO BE FURNISHED.

     Item 8 of the Schedule 14D-9 is hereby amended as follows:

     The expiration date of the Merger Agreement had previously been extended to April 14, 2000. On April 10, 2000, the Parent and the Board of Directors announced that they would terminate the Offer and the Merger Agreement, as described in the press release attached hereto as Exhibit (d)(21).







ITEM 9.   MATERIAL TO BE FILED AS EXHIBITS:

     Item 9 of the Schedule 14D-9 is supplemented by adding the following information thereto:

     (d)(21) Press Release, dated April 10, 2000 (incorporated herein by reference to Exhibit (a)(22) of amendment number 17 to
               Schedule 14D-1).




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                                   SIGNATURE

     After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                          HERBALIFE INTERNATIONAL, INC.

                                          By: /s/ CHRISTOPHER PAIR

                                            ------------------------------------
                                            Name:  Christopher Pair
                                            Title: Executive Vice President,
                                                   Chief Operating Officer and
                                                   Secretary


Dated: April 11, 2000

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                                 EXHIBIT INDEX


EXHIBIT
NUMBER                          DESCRIPTION
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(d)(21)   Press Release, dated April 10, 2000 (incorporated herein by reference to Exhibit (a)(22) of amendment number 17 to
          Schedule 14D-1).